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                                                                EXHIBIT 99.13(d)
                                                                          [FORM]

                               PURCHASE AGREEMENT



     The Commerce Funds (the "Trust"), a Delaware business trust, and Goldman, Sachs & Co. ("Goldman"), a New York General Partnership, hereby agree with each other as follows:

     1. The Trust hereby offers Goldman and Goldman hereby purchases 1 share of each of Series I-1 and I-2 shares representing interests in Institutional Shares and Service Shares of the Commerce Growth and Income Fund, respectively, (such beneficial interests in The Commerce Funds, a Delaware business trust, being hereinafter known collectively as "Shares") at a purchase price of US [$10.00] per Share. Goldman hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Goldman of funds in the amount of US [$20.00] in full payment of the Shares.

     2. All Shares offered and purchased in this Agreement are hereby being made in a private offering.

     3. Goldman represents and warrants to the Trust that all Shares purchased in this Agreement are being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed the Agreement as of __________, 1996.

Attest:                         THE COMMERCE FUNDS

                                By:___________________________
                                Title:____________________

________________________

Attest:                         GOLDMAN, SACHS & CO.

________________________
                                By:  _________________________
                                Title:___________________________